Exhibit 11.1


                                 M.D. Labs, Inc.
              Statement Regarding Computation of Per-Share Earnings
                    Calculation of Earnings Per Common Share

                                                              Quarter Ended        Year Ended          Year Ended
                                                             August 31, 1996      May 31, 1996        May 31, 1995


Pro forma (May 31, 1996 and 1995) net income                $          97,412   $         915,632   $         343,673
 for earnings per-share calculation
                                                            -----------------   -----------------   -----------------

Weighted average shares outstanding at May 31                       3,000,000           3,000,000           3,000,000
Stock options, less the number of shares assumed
 purchased under the Treasury Stock Method                             67,629              67,629              67,629

Warrants, less the number of shares assumed
 purchased under the Treasury Stock Method                            131,511             130,311             130,311
                                                            -----------------   -----------------   -----------------

Weighted average common shares outstanding                          3,199,140           3,197,940           3,197,940
                                                            =================   =================   =================

Pro forma (May 31, 1996 and 1995) net income
 per common share
     (Primary and Fully Diluted)                            $            0.03   $            0.29   $            0.11
                                                            -----------------   -----------------   -----------------